SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CUMULUS MEDIA INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cumulus Media Inc.

Annual Meeting of Stockholders

May 2, 2003

Notice of Meeting and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
General Matters
Proposals You May Vote On
1. Election of Certain Directors
2. Ratification of the Appointment of KPMG LLP as Independent Auditors
SECURITY OWNERSHIP OF CUMULUS MEDIA’S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INFORMATION ABOUT THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
MEMBERS OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
SUBMISSION OF STOCKHOLDER PROPOSALS

Cumulus Media Inc.

3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, GA 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 2, 2003

To the Stockholders of Cumulus Media Inc.:

      The 2003 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation, sometimes referred to as the Company or Cumulus, will be held at the JW Marriott Hotel, 3300 Lenox Road, Atlanta, Georgia 30326 on May 2, 2003 at 10:00 a.m., local time, for the following purposes:

(1) to re-elect Ralph B. Everett and Holcombe T. Green, Jr. as Class I directors;

(2) to ratify the appointment of KPMG LLP as our independent auditors for 2003; and

(3) to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      Only holders of record of Class A Common Stock or Class C Common Stock at the close of business on March 14, 2003 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the time and place of the meeting.

      Holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock must be present in person or by proxy in order for the meeting to be held. Therefore, Stockholders are urged to date, sign and return the accompanying proxy card in the enclosed envelope whether or not they expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

Lewis W. Dickey, Jr.
Chairman, President and
Chief Executive Officer

April 2, 2003

General Matters	1

Proposals You May Vote On	3
1. Election of Certain Directors	3
2. Ratification of the Appointment of KPMG LLP as Independent Auditors	3

Security Ownership of Cumulus Media’s Common Stock	4

Section 16(a) Beneficial Ownership Reporting Compliance	5

Executive Compensation	5

Certain Relationships and Related Party Transactions	11

Information about the Board of Directors	13

Compensation Committee Report on Executive Compensation	13

Audit Committee Report	16

Members of the Board of Directors	17

Performance Graph	19

Submission of Stockholder Proposals	20

i

Cumulus Media Inc.

3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, Georgia 30305

April 2, 2003

PROXY STATEMENT

General Matters

Date, Time and Place for the Annual Meeting

      We are furnishing this proxy statement to the holders of our Class A Common Stock and our Class C Common Stock in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Stockholders to be held on Friday, May 2, 2003 at 10:00 a.m., local time, at the JW Marriott Hotel, 3300 Lenox Road, Atlanta, Georgia 30326, or any adjournment or postponement of that meeting. This proxy statement and the accompanying proxy card are being sent to our stockholders commencing on or about April 2, 2003.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

      All holders of record of our Class A Common Stock and our Class C Common Stock at the close of business on March 14, 2003, referred to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A Common Stock and Class C Common Stock, voting together as a single class, is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. A list of stockholders of record will be available for examination at the time and place of the Annual Meeting. As of March 14, 2002, there were 49,102,953 shares of Class A Common Stock outstanding and 644,871 shares of Class C Common Stock outstanding.

Voting Rights; Vote Required

      Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held as of the record date. Holders of Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held as of the record date. Directors will be selected by a plurality of the votes cast, and abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of a majority of the voting power represented by the shares of Class A Common Stock and Class C Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of our independent auditors for 2003. Abstentions, which will be counted for purposes of determining shares present and entitled to vote at the meeting, will have the effect of votes against the selection of auditors proposal.

Voting and Revocation of Proxies

      A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the Annual Meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the individuals nominated to serve as directors and FOR the proposal to ratify the appointment of KPMG LLP.

      If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the meeting and voting in person. In addition, you may revoke any proxy you give at any time before the meeting by delivering to our Secretary, at 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Geor-

gia 30305, so that it is received prior to the meeting, or at the meeting itself, a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date. If you have executed and delivered a proxy to us, your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies

      We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

      Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the Annual Meeting. If any other business properly comes before the Annual Meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

Proposals You May Vote On

1. Election of Certain Directors

      Two Class I directors of our Board will be elected at the Annual Meeting. Each Class I director will serve until the 2006 annual meeting of stockholders or until he is succeeded by another qualified director who has been elected. No other class of directors has a term that expires this year. The nominees for re-election as a director are:

Class I Director	Ralph B. Everett
Class I Director	Holcombe T. Green, Jr.

      Detailed information about Mr. Everett and Mr. Green is provided in “Members of the Board of Directors” elsewhere in this Proxy Statement. The Board has no reason to believe that the nominees will be unable to serve as directors. If for any reason the nominees become unable to serve, the persons named in the proxy will vote for the election of such other persons as the Board may recommend.

      Your Board recommends a vote FOR the election of each of the nominees for Class I director.

2. Ratification of the Appointment of KPMG LLP as Independent Auditors

      Upon the recommendation of the Audit Committee of the Board, and subject to ratification by the Company’s stockholders at the Annual Meeting, the Board has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003. KPMG LLP has served as the Company’s independent auditors since May 5, 2000.

Audit Fees

      KPMG LLP has billed the Company $728,330, in the aggregate, for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2002.

Audit Related Fees

      KPMG LLP has billed the Company $14,500, in the aggregate, for professional services rendered by KPMG LLP for the audit of the Company’s 401(k) plan during 2002.

Financial Information Design and Implementation Fees

      KPMG LLP has not rendered any professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for the Company during the fiscal year ended December 31, 2002.

Tax Services Fees

      KPMG LLP has billed the Company $310,980, in the aggregate, for tax return preparation services during 2002.

All Other Fees

      Other than those described above, KPMG LLP has not rendered or billed for any other services during the fiscal year ended December 31, 2002.

      The Audit Committee of the Board regularly considers all non-audit fees when reviewing the independence of the Company’s independent auditors.

      Representatives of KPMG LLP will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from stockholders.

      Your Board recommends a vote FOR the ratification of KPMG LLP as the Company’s independent auditors.

SECURITY OWNERSHIP OF CUMULUS MEDIA’S COMMON STOCK

      The following table lists information concerning the beneficial ownership of the common stock of the Company as of February 28, 2003 (unless otherwise noted) by (i) each director and named executive officer of the Company and their affiliates, (ii) all directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of any class of common stock of the Company.

	Class A Common		Class B Common		Class C Common
	Stock(1)		Stock(1)		Stock(1)(2)
							Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control

BancAmerica Capital Investors SBIC I, LP(3)	—	—	9,650,763	69.2%	—	—	—
B.A. Capital Company, L.P.(3)	905,873	1.8%	1,979,996	14.9%	—	—	1.6%
State of Wisconsin Investment Board(4)	—	—	2,320,619	17.5%	—	—	—
Delaware Management Holdings (5)	3,147,294	6.4%	—	—	—	—	5.7%
Lewis W. Dickey, Jr.(6)	2,523,558	5.0%	—	—	2,050,560	100.0%	32.7%
John W. Dickey(7)	1,969,851	4.0%	—	—	—	—	3.5%
Martin R. Gausvik(8)	416,075	*	—	—	—	—	*
John G. Pinch(9)	195,091	*	—	—	—	—	*
Robert H. Sheridan, III(10)	15,000	*	—	—	—	—	*
Ralph B. Everett(11)	75,122	*	—	—	—	—	*
Eric P. Robison(11)	80,624	*	—	—	—	—	*
Holcombe T. Green, Jr.(11)	26,563	*	—	—	—	—	*
All directors and executive officers as a group (8 persons)	5,301,884	10.3%	—	—	2,050,560	100.0%	36.0%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and, subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class B Common Stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that the Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that the Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment, each share of Class C Common Stock held by Mr. L. Dickey, or any party related to or affiliated with him, will be automatically be converted into one share of Class A Common Stock.

(3)	The address of BA Capital Company, L.P. and BancAmerica Capital Investors, SBIC I, LP is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina

28255. Includes options to purchase 65,623 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its designation of a member to serve on the Board and exercisable within 60 days. Also includes a warrant, exercisable within 60 days, to purchase 706,424 shares of Class B Common Stock. This information is based on a Schedule 13G/A filed on April 3, 2002.

(4)	The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on information provided to the Company as of May 2002.

(5)	The address of Delaware Management Holdings is 2005 Market Street, Philadelphia, Pennsylvania 19103. This information is based on a Schedule 13G filed on February 7, 2003.

(6)	Represents beneficial ownership attributable to Mr. L. Dickey as a result of his direct ownership of 1,118,745 shares of Class A Common Stock and 644,871 shares of Class C Common Stock, and his controlling interest in DBBC, LLC, which currently holds 624,816 shares of Class A Common Stock. Also includes options to purchase 779,997 shares of Class A Common Stock and 1,375,689 shares of Class C Common Stock granted to Mr. Dickey and exercisable within 60 days. Mr. L. Dickey disclaims beneficial ownership of shares owned by DBBC, LLC except to the extent of his pecuniary interest therein.

(7)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 1,426,875 shares of Class A Common Stock and options to purchase 542,976 shares of Class A Common Stock exercisable within 60 days.

(8)	Represents beneficial ownership attributable to Mr. Gausvik as a result of his direct ownership of 9,826 shares of Class A Common Stock and options to purchase 406,249 shares of Class A Common Stock exercisable within 60 days.

(9)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 76,343 shares of Class A Common Stock and options to purchase 118,748 shares of Class A Common Stock exercisable within 60 days.

(10)	Includes options to purchase 15,000 shares of Class A Common Stock exercisable within 60 days granted to Mr. Sheridan. Does not reflect any shares owned by BancAmerica Capital Investors SBIC I, LP or by BA Capital Company, L.P. Mr. Sheridan is a Senior Vice President and Managing Director of each of BancAmerica Capital Investors SBIC I, LP and BA Capital Company, L.P. and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation.

(11)	Includes options to purchase 73,122 shares of Class A Common Stock exercisable within 60 days granted to Mr. Everett, 80,624 shares of Class A Common Stock exercisable within 60 days granted to Mr. Robison and 26,563 shares of Class A Common Stock exercisable within 60 days granted to Mr. Green.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely upon our review of copies of such reports for our 2002 fiscal year, and written representations from our directors and executive officers, we believe that all filing requirements applicable to directors, officers and beneficial owners of more than 10% of our common stock for our 2002 fiscal year were complied with except for a delinquent Form 3 by DBBC, L.L.C., and delinquent Form 4’s by Lewis W. Dickey, Jr. (reporting one transaction), Martin R. Gausvik (reporting one transaction) and John G. Pinch (reporting five transactions).

EXECUTIVE COMPENSATION

      The following table sets forth, for the periods indicated, the compensation paid or accrued for services rendered to us in all capacities for the past three years for (i) each person who served as the chief executive officer during 2002, and (ii) each of the other executive officers of the Company employed as of December 31, 2002 and who earned in excess of $100,000 during 2002, collectively referred to as the named executive officers.

Summary Compensation Table

					Long-Term Compensation Awards

	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Options(#)	Compensation(8)

Lewis W. Dickey, Jr.(1)	2002	$525,000	$262,500	(5)	500,000	$12,000
Chairman, President and	2001	$423,252	$207,688	(6)	500,000	$6,000
Chief Executive Officer	2000	$315,000	$161,438		500,000	$—
John G. Pinch(2)	2002	$425,000	$70,000	(5)	100,000	$11,150
Executive Vice President	2001	$425,000	$—	(6)	150,000	$9,100
And Chief Operating Officer	2000	$35,417	$100,000	(7)	200,000	$—
Martin R. Gausvik(3)	2002	$389,583	$195,000	(5)	250,000	$14,750
Executive Vice President, Chief	2001	$333,333	$167,667	(6)	250,000	$14,625
Financial Officer and Treasurer	2000	$162,326	$137,500		300,000	$7,000
John W. Dickey(4)	2002	$400,000	$200,000	(5)	250,000	$12,000
Executive Vice President	2001	$375,000	$187,500	(6)	250,000	$12,000
	2000	$302,832	$151,316		250,000	$12,000

(1)	From January 1, 2000 through March 16, 2000, Mr. L. Dickey was our Executive Vice Chairman. In June 2000, Mr. L. Dickey became our President and Chief Executive Officer, and effective December 23, 2000 he was appointed Chairman, President and Chief Executive Officer of the Company.

(2)	Effective December 1, 2000, Mr. Pinch joined Cumulus as Executive Vice President and Chief Operating Officer of the Company.

(3)	Effective May 29, 2000, Mr. Gausvik joined Cumulus as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

(4)	Effective June 2000, Mr. J. Dickey was named Executive Vice President of the Company. From January 2000 through June 2000, Mr. J. Dickey served as our Senior Vice President, Programming.

(5)	In February 2003, Messrs. L. Dickey, J. Dickey, Pinch and Gausvik were awarded and paid their respective bonuses for the fiscal year ended December 31, 2002. We consider the bonuses paid in fiscal year 2003 as being earned in fiscal year 2002.

(6)	In February 2002, Messrs. L. Dickey, J. Dickey and Gausvik were awarded and paid their respective bonuses for the fiscal year ended December 31, 2001. In accordance with the terms of his employment agreement, Mr. Pinch did not earn a bonus for the fiscal year ended December 31, 2001. We consider the bonuses paid in fiscal year 2002 as being earned in fiscal year 2001.

(7)	In January 2001, Mr. Pinch was paid a bonus for 2000 pursuant to the terms of his employment agreement, which became effective December 1, 2000. We consider this bonus paid in fiscal year 2001 as being earned in fiscal year 2000.

(8)	During the fiscal year ended December 31, 2002, automobile allowances of $12,000, $8,400, $12,000 and $12,000 were paid to Messrs. L. Dickey, Pinch, Gausvik and J. Dickey, respectively. In addition, during the fiscal year ended December 31, 2002, $2,725 in 401(k) matching contributions were made for each of Mr. Pinch and Mr. Gausvik.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding grants of stock options made to the named executive officers during the 2002 fiscal year:

	Individual Grants

		% of Total
	Number of	Options	Exercise or
	Securities	Granted to	Base Price		Grant Date
	Underlying	Employees in	Per Share		Present
Name	Options Granted	Fiscal Year	($/Sh)	Expiration Date	Value(1)

Lewis W. Dickey, Jr	500,000	29.5%	$14.62	March 2012	$5,320,310
John G. Pinch(2)	100,000	5.9%	$16.60	November 2012	$1,064,062
Martin R. Gausvik	250,000	14.8%	$14.62	March 2012	$2,660,155
John W. Dickey	250,000	14.8%	$14.62	March 2012	$2,660,155

(1)	The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (i) dividend yield of 0.00% for all years; (ii) expected volatility of 60.9% (iii) risk-free interest rate of 4.01%; and (iv) expected life of ten years.

(2)	Mr. Pinch’s options were granted on November 29, 2002, in accordance with his employment agreement. The method of calculating present value per share of the options granted to the other named executive officers was also used for valuing Mr. Pinch’s options.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table sets forth information concerning option exercises in the fiscal year ended December 31, 2002 by the named executive officers and the value of each such officer’s unexercised options at December 31, 2002:

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options at		the-Money Options at
	Shares		December 31, 2002		December 31, 2002(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lewis W. Dickey, Jr	0	$0	2,030,687	1,000,003	$4,737,993	$4,420,564
John G. Pinch	75,000	$1,012,188	90,623	284,377	$498,925	$1,152,138
Martin R. Gausvik	0	$0	340,623	459,374	$2,403,882	$2,393,868
John W. Dickey	0	$0	480,476	498,586	$2,269,232	$2,235,641

(1)	Based upon a per share price of our Class A Common Stock of $14.83. This price represents the closing price for our Class A Common Stock on the NASDAQ National Market on December 31, 2002.

Non-Employee Director Compensation

      Directors who are not employees of the Company receive a fee of $7,500 per quarter ($30,000 annually). Additionally, each director receives an additional $2,500 per quarter ($10,000 annually) for each committee membership he holds. Each director also receives a $1,500 fee for each in-person meeting of the Board (or for each in-person meeting of a committee, if not conducted in connection with a Board meeting) and $300 for each telephonic meeting of the Board or a committee thereof. Finally, each director receives reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

      In 2002, Mr. Sheridan and Mr. Robison were each granted options to purchase a total of 40,000 shares of our Class A Common Stock, Mr. Everett was granted options to purchase a total of 35,000 shares of our Class A Common Stock, and Mr. Green was granted options to purchase a total of 30,000 shares of our Class A Common Stock. Such options are exercisable at the fair market value of the Class A Common Stock at the date of grant. These options vest 25% per year, with each option being fully exercisable four years from the date of grant.

Employment Agreements

      As discussed more particularly below, we have entered into employment agreements with each of the named executive officers. Subject to certain exceptions, these employment agreements prohibit each of the named executive officers from competing with the Company, for a specified period of time after a termination of employment.

      Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Under the terms of Mr. L. Dickey’s Amended and Restated Employment Agreement, dated as of July 1, 2001, he was entitled to receive an annual base salary of $500,000 during the first twelve months of the agreement term, subject to merit increases, as the Compensation Committee deems appropriate. The Amended and Restated Employment Agreement, or the Agreement, provides that Mr. L. Dickey may receive a bonus of up to 50% of his base salary in the event that annual bonus targets, as determined by the Compensation Committee, are met during the relevant year. Mr. L. Dickey’s employment agreement has a three-year term, which automatically extends for one additional year at the expiration of the initial term, subject to mutual rights not to extend.

      The Agreement also provides that Mr. L. Dickey shall be granted (i) time-vested stock options to purchase 250,000 shares of our Class A Common Stock in each of fiscal years 2002, 2003 and 2004; and (ii) performance stock options to purchase 250,000 shares of our Class A Common Stock in each of fiscal years 2002, 2003 and 2004, subject to specified anti-dilution requirements. In the event that there is a change in control of the Company, as defined in the Agreement, then all unvested stock options held by Mr. L. Dickey shall become immediately exercisable.

      The Agreement further provides that in the event Mr. L. Dickey is terminated by the Company without cause, or if he terminates his employment for good reason, as that term is defined in the Agreement, or in the event of a change in control, then the Company will pay to Mr. L. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid target bonus amount for any completed fiscal year, (C) any unreimbursed business expenses or other amounts due from the Company as of the date of termination, and (D) any earned portion of the bonus amount for the year in which termination of employment occurs. The Company shall also pay to Mr. L. Dickey the greater of (i) the amount equal to the aggregate base salary payments (at the rate in effect at the time of termination) that remain payable to Mr. L. Dickey from the date of termination until the expiration of the agreement term, or (ii) the amount equal to the sum of (1) the annual base salary in effect at the time of termination and (2) the amount of the annual bonus paid to Mr. L. Dickey for the fiscal year ended immediately prior to the year of termination.

      In the event Mr. L. Dickey voluntarily terminates his employment for good reason, all unvested time-vested options and performance options shall terminate immediately and be of no further force or effect. In the event the Company terminates Mr. L. Dickey’s employment without cause, 50% of any unvested time-vested options and performance options shall become immediately and fully vested and exercisable, and shall remain exercisable for their full term, and the remaining 50% of any time-vested options and performance options shall terminate immediately and be of no further force or effect.

      In the event Mr. L. Dickey is terminated with cause, or if he terminates his employment without good reason, then the Company is only obligated to pay Mr. L. Dickey for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation.

      As further consideration for the services to be rendered by Mr. L. Dickey through December 31, 2006, the Company agreed, on the terms and conditions set forth in the Agreement, to the following reductions in the amounts due under a loan made by the Company to Mr. L. Dickey and evidenced by that certain Promissory Note dated February 2, 2000, in the original principal amount of $4,992,000 (the “Loan”): (i) the Company agreed to reduce the per annum interest rate of the loan from 9% to 7% and to extend the maturity to December 31, 2006; (ii) the Loan (principal and related accrued interest) shall be forgiven in 2006, or sooner as provided for in the Agreement, based on Mr. L. Dickey’s continued employment with the Company through December 31, 2006, and on the satisfaction of double trigger performance goals. The first trigger involves an annual determination over the period of 2001-05 of whether (a) the objective Board-approved EBITDA budgeting goals for each fiscal year were satisfied, or (b) the Compensation Committee of the Board otherwise determines that Mr. L. Dickey’s performance for the year warrants a determination that the first trigger shall be deemed to be satisfied. For each of the fiscal years 2001-05 for which the first trigger is satisfied, the maximum Loan reduction would be 20% of the Loan principal and related accrued interest. The actual reduction of the Loan in such case shall be further contingent upon the satisfaction of the second trigger. The second trigger involves the price per share of our Class A Common Stock. For each of the fiscal years 2001-05 for which the first trigger has been satisfied (each a “First Trigger Year”), the Loan reduction, expressed as a percentage of principal and related accrued interest outstanding up to 20% per each such year, shall be determined as follows: (i) should the highest closing sales price per share of our Common Stock for any day in 2006 as reported on the principal exchange on which the shares of our Class A Common Stock are then traded (such price being referred to as the “Measurement Price”) equal or exceed such closing sales price per share as of July 1, 2001, or if July 1, 2001 is not a trading day, then such closing sales price per share of the next succeeding trading day (such date being referred to as the “Measurement Date”) plus 100% thereof, then the Loan reduction percentage applicable to each First Trigger Year shall be 20%; (ii) should the Measurement Price equal or be less than such closing sales price per share as of Measurement Date, plus 50% thereof, then the Loan reduction percentage applicable to each First Trigger Year shall be 0% (and there will be no corresponding reduction in the Loan); and (iii) should the Measurement Price be less than such closing sale price per share as of Measurement Date plus 100% thereof but more than such closing sales price per share as of Measurement Date plus 50%, then a proportionate (on a straight-line basis) reduction in the Loan for each First Trigger Year shall be made (e.g., Loan reduction percentage per First Trigger Year of 15% if the Measurement Price is equal to Measurement Date closing sales price per share plus 87.5% thereof). In addition, the Loan will be forgiven in its entirety in the event there is a change in control of the Company prior to its maturity, and Mr. L. Dickey is still an employee of the Company. In accordance with the agreement, the Compensation Committee of the Board of Directors conducted an annual review of Mr. L. Dickey’s performance for both fiscal 2001 and 2002 and determined that the requirements of the first trigger for those years had been satisfied. Only in the event of the satisfaction of the 2006 stock-price consideration, Mr. L. Dickey would be entitled to 40% forgiveness of the loan principal and related interest as of December 31, 2002.

      John G. Pinch serves as our Executive Vice President and Chief Operating Officer. Under the terms of Mr. Pinch’s employment agreement, he is entitled to receive an annual base salary of $425,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to additional merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive a bonus of up to $200,000, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets. The other half of any bonus is based upon the achievement of 110% of the targets established by our Chief Executive Officer and the Compensation Committee in their collective discretion. In addition, Mr. Pinch is entitled to be granted time-vested stock options to purchase shares of our Class A Common Stock as follows: 200,000 in 2000, 150,000 in 2001 and 100,000 in 2002. Mr. Pinch’s employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal.

      Mr. Pinch’s employment agreement also provides that in the event he is terminated by the Company without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (i) two-thirds of the aggregate Base Salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term, or (ii) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event that there is a change in control of the Company, as defined in the agreement, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Pinch shall become immediately exercisable.

      Martin R. Gausvik serves as our Executive Vice President, Treasurer and Chief Financial Officer. Under the terms of Mr. Gausvik’s employment agreement, he is entitled to receive an annual base salary of $275,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to additional merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Gausvik may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets. The other half of any bonus is based upon the discretion of our Chief Executive Officer and the Compensation Committee. Mr. Gausvik’s employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal.

      Mr. Gausvik’s employment agreement provides that in the event he is terminated by the Company without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to his annual base salary as in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event that there is a change in control of the Company, as defined in the agreement, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Gausvik shall become immediately exercisable.

      John W. Dickey serves as our Executive Vice President. Under the terms of Mr. J. Dickey’s employment agreement, he was entitled to receive an annual base salary of $375,000 for 2001. Such base salary increased to $400,000 for 2002, and will be subject to additional merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. J. Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets. The other half of any bonus is based upon the collective discretion of our Chief Executive Officer and the Compensation Committee. Mr. J. Dickey’s employment agreement has a two-year term, which automatically extends each year for one additional year, subject to non-renewal.

      Mr. J. Dickey’s employment agreement also provides that he shall be granted (i) time-vested stock options to purchase 150,000 shares of our Class A Common Stock in each of 2001 and 2002, and (ii) performance stock options to purchase 100,000 shares of our Class A Common Stock in each of 2001 and 2002, subject to specified anti-dilution requirements.

      Mr. J. Dickey’s agreement also provides that in the event he is terminated by the Company without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (i) two-thirds of the aggregate base salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term or (ii) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event there is a change in control of the Company, as defined in the agreement, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. J. Dickey shall become immediately exercisable.

Compensation Committee Interlocks and Insider Participation

      During 2001, Eric P. Robison (Chairman), Robert H. Sheridan, III and Holcombe T. Green, Jr., none of whom are officers or employees of the Company, were members of our Compensation Committee, which determines, or makes recommendations with respect to, compensation matters for the Company. None of our Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

      On March 28, 2002, we completed the acquisition of Aurora Communications, LLC, or Aurora Communications, which owned and operated 18 radio stations in Connecticut and New York.

      In acquiring Aurora Communications, we issued to the former owners of Aurora Communications (a) 10,551,182 shares of our common stock, consisting of 1,606,843 shares of our Class A Common Stock, and 8,944,339 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (b) warrants, exercisable until March 28, 2003, to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for 126,909 shares of Class A Common Stock and 706,424 shares of Class A Common Stock or Class B Common Stock, at an exercise price of $12.00 per share, and we paid $93 million in cash. Based on the closing price of a share of our Class A Common Stock on March 27, 2002 of $18.42, this transaction was valued at approximately $294 million. The consideration was determined through arm’s length negotiations between Aurora Communications and the Company, and was determined to be fair to us, from a financial point of view, in an opinion delivered by Greenbridge Partners LLC.

      Mr. Sheridan, one of our directors and a member of the Compensation Committee, is a Senior Vice President and Managing Director of one of our principal stockholders, BA Capital Company, L.P., or BA Capital. Mr. Sheridan is also a Senior Vice President and Managing Director of BancAmerica Capital Investors SBIC I, L.P., or BACI, which is an affiliate of BA Capital, and which indirectly owned approximately 73% of the equity interests of Aurora Communications. He has an economic interest in the general partners of both BA Capital and BACI. In the Aurora acquisition, BACI received 8,944,339 shares of common stock and warrants (which were subsequently exercised in March 2003) to purchase 706,424 shares of common stock. Mr. Sheridan was not present and did not participate during the course of deliberations by the Board regarding the acquisition of Aurora Communications.

      In addition, in connection with the new financing arrangements that we entered into in March 2002, in order to refinance our existing indebtedness and to finance the cash portion of the purchase price for Aurora Communications, Banc of America Securities LLC, or BA Securities, acted as joint lead arranger and joint bookrunner, and Bank of America, N.A. acted as syndication agent. BA Securities and Bank of America, N.A. are each affiliates of BA Capital and BACI.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Management and Others

The DBBC Acquisition

      On March 28, 2002, we completed the acquisition of the broadcasting operations of DBBC, L.L.C., or DBBC, which owned and operated three radio stations in Nashville, Tennessee.

      In acquiring the broadcasting operations of DBBC, we issued to DBBC (a) 5,250,000 shares of our Class A Common Stock and (b) a warrant, exercisable until September 28, 2002, to purchase up to 250,000 shares of Class A Common Stock at an exercise price of $12.00 per share, and we assumed specified liabilities of DBBC and paid certain expenses, up to an aggregate of $21 million, using borrowings under our credit facility. Based on a closing price of a share of our Class A Common Stock on March 27, 2002 of $18.42, this transaction was valued at approximately $119 million. The consideration was determined through arm’s length negotiations between a special committee of our Board of Directors and the representatives of DBBC, and was determined to be fair from a financial point of view in an opinion delivered by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The special committee was composed of Holcombe T. Green, Jr. and Eric P. Robison, each of whom is an independent director and had no material interest in the acquisition.

      DBBC is owned by Lewis W. Dickey, Jr., our Chairman, President, Chief Executive Officer and one of our directors, three of his brothers, including John W. Dickey, our Executive Vice President, and Quaestus & Co. Inc., which was formerly known as Quaestus Management Corporation and is controlled by Richard W. Weening, who served as a Director of the Company until March 1, 2002. In connection with the DBBC acquisition, DBBC received 5,250,000 shares of our Class A Common Stock and a warrant, exercisable for a period of six months from the date of issuance, to purchase up to an additional 250,000 shares of Class A Common Stock at an exercise price of $12.00 per share. The warrant was exercised on September 27, 2002, in connection with the distribution of shares of the Company’s common stock held of record or beneficially owned by DBBC to its members, including Messrs. L. Dickey and J. Dickey and members of their family.

The Aurora Acquisition

      For a description of our acquisition of Aurora Communications, in which Robert H. Sheridan, III, one of our directors, had an interest, see “Executive Compensation — Compensation Committee Interlocks and Insider Participation.”

Certain Business Relationships

      Lewis W. Dickey, Jr., our Chairman, President, Chief Executive Officer and Director, and John W. Dickey, our Executive Vice President, each have a 25% ownership interest in Stratford Research, Inc., or Stratford, an entity that provided programming and marketing consulting and market research services to the Company from the Company’s inception in 1997 through December 31, 2002. Effective January 1, 2003, the Company terminated its agreement with Stratford, replacing those previously outsourced services with an internal market research department. Under the agreement, Stratford would conduct evaluations of programming at target radio stations for a fee of $25,000 per market, and annual strategic studies at fees of $25,000 per market, or such higher negotiated rates as were agreed upon depending on competitive market conditions. Additionally, Stratford provided program-consulting services for contractually specified amounts during the term of the agreement. Total fees paid to Stratford Research by the Company during 2002, 2001 and 2000 were $2.1 million, $2.2 million and $4.1 million, respectively. Of these expenses paid in 2002, 2001 and 2000, $0, $0 and $1.1 million were capitalized as acquisition costs. The remaining expenses have been included as part of station operating expenses in the statements of operations. In determining the fair value of the services under the agreement, management undertook at the inception of the agreement an evaluation of third party vendors. This evaluation supported the fair value of the pricing arrangement between the Company and Stratford, and no circumstances or events have occurred that have led management to believe that those values were not reflective of fair value for the services rendered. At December 31, 2002 and 2001 less than $0.1 million was payable to Stratford.

      Ralph B. Everett, one of our Directors, is a partner in the law firm Paul, Hastings, Janofsky & Walker LLP, which law firm provided various legal services to the Company and its subsidiaries during 2002. Mr. Everett does not personally provide any legal services to the Company.

Indebtedness of Management

      On February 2, 2000 the Company loaned each of Richard W. Weening, who at the time served as our Executive Chairman and who served as a director until March 1, 2002, and Lewis W. Dickey, Jr., $4,992,000, respectively, for the purpose of enabling Mr. Weening and Mr. L. Dickey to purchase 128,000 shares of our newly issued Class C Common Stock. The price per share of the Class C Common Stock was $39.00, which was the approximate market price for the Company’s Class A Common Stock on February 2, 2000. The loans are represented by recourse promissory notes executed by each of Mr. Weening and Mr. L. Dickey, which provide for the payment of interest at 9.0% per annum or the peak rate paid by the Company under its credit facility and a note maturity date of December 31, 2003. As described above, pursuant to Mr. L. Dickey’s Amended and Restated Employment Agreement dated July 1, 2001, the Company reduced the per annum interest rate on his note to 7% and extended the maturity date of his note to December 31, 2006. In addition, the Amended and Restated Employment Agreement provides for forgiveness of Mr. Dickey’s note, either in part or in whole, upon the attainment of certain performance targets that include both annual financial targets and stock price targets. In order for any forgiveness to occur, the Company’s closing stock price must be at least $19.275 on any trading day in 2006. Additionally, the note and accrued interest thereon will be forgiven in its entirety, regardless of the attainment of the annual financial targets or the 2006 stock price targets, upon a change in control of the Company, provided that Mr. L. Dickey is employed by the Company upon such change in control or that his employment was terminated within the six-month period immediately preceding a change in control. Interest accrues on both notes from February 2, 2000 through the respective note maturity dates, and all accrued interest and principal is payable on that date. As of December 31, 2001, the original principal of $4,992,000, plus accrued interest of $1,362,625 with respect to Mr. Weening and $1,155,116 with respect to Mr. L. Dickey, remains outstanding from each of those individuals.

INFORMATION ABOUT THE BOARD OF DIRECTORS

      The Board of Directors held five regularly scheduled and special meetings during 2002. Each director attended at least 75% of his Board and committee meetings.

      It is primarily the Board’s responsibility to oversee the management of the Company’s business. To assist in carrying out this responsibility, the Board has established the standing committees listed below. The Company does not have a standing nominating committee.

      The Audit Committee (i) reviews management’s recommendation for selection of the Company’s independent auditors, (ii) examines accounting processes and reporting systems, (iii) assesses the adequacy of internal controls and risk management, (iv) reviews and approves the Company’s financial disclosures and (v) reviews other similar matters. The Audit Committee met four times in 2002. The current members of the Audit Committee are Robert H. Sheridan, III (Chairman), Ralph B. Everett and Eric P. Robison, none of whom are employees of the Company.

      The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and stock-based compensation for the named executive officers. The Compensation Committee met one time in 2002. The current members of the Compensation Committee are Messrs. Robison (Chairman) and Sheridan, and Holcombe T. Green, Jr., none of whom are employees of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board offers this report regarding compensation policies for executive officers, including the Chief Executive Officer, of the Company.

      The Compensation Committee is responsible for making recommendations to the Board concerning the compensation levels of the executive officers of the Company. The Compensation Committee also administers the Company’s equity-based compensation plans and determines awards to be made under such plans to the Company’s executive officers and to other eligible individuals. The overall goal of the Compensation Committee is to develop executive compensation policies and practices that are consistent with and linked to the Company’s strategic business objectives, and, as part of that goal, the Compensation Committee reviews compensation programs for executive officers annually.

      With respect to 2002, virtually all of the compensation decisions for executive officers were made by the Compensation Committee.

      The Company’s executive compensation programs aim to:

–	link managers’ goals with stockholders’ interests;

–	support business plans and long-term Company goals;

–	link executive compensation to Company performance; and

–	attract and retain talented management.

Types of Compensation

      There are two principal types of compensation:

(1) Annual compensation. This includes salary and bonus. The Company awards bonuses only when profits and other performance criteria meet certain levels.

(2) Equity Based Compensation. The Company has adopted a series of stock incentive plans for its executives and non-executives since the Company’s initial public offering in 1998. Generally, stock option grants are the primary form of long-term incentive compensation for the Company’s executive officers. The Compensation Committee believes that equity-based awards are an effective means of incentivizing senior management to increase the long-term value of the Company’s common stock.

      In making compensation decisions, it is the Compensation Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Tax Code.

Factors Considered in Determining Compensation

      The Compensation Committee desires that the compensation of the Company’s executives be competitive in the broadcast industry and with other U.S. media companies. The Compensation Committee conducts its own review of various elements of the compensation program, and using its assessment of the skills, experience, and achievements of individual executives, the Committee sets the compensation of executives.

      The Compensation Committee surveys the size and success of other companies and the responsibilities of similarly situated executives in determining executive compensation. One goal of the Company’s compensation program is to approximate the survey group’s average compensation, adjusted for company size and performance.

      The Compensation Committee also considers the tax deductibility of compensation paid to the executive officers.

Annual Compensation

General

      Annual compensation for the Company’s executives includes salary and bonus. This is similar to the compensation programs of most comparable companies.

      The Compensation Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. The Compensation Committee also considers the specific job duties, the person’s achievements and other applicable criteria.

Bonuses

      The Company provides cash bonuses to executives, market managers and other key personnel based on the Company’s achievement of the overall financial performance plan and the achievement of executive-specific performance goals in the applicable fiscal year. Bonus awards are limited to a percentage of base salary ranging from 10% to 50% depending on the participant’s level of responsibility. Awards are made at the sole discretion of the Company’s principal executive officer and the Compensation Committee, taking into account the above mentioned factors and such other factors as the Compensation Committee might deem relevant from year to year.

Equity Based Compensation

General

      Today’s business decisions affect the Company over a number of years. This is why the long-term incentive awards are tied to the Company’s performance and the value of the Company’s common stock over several years. In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

Stock Options

      Stock options are an important part of the Company’s long-term incentive program. Executive officers who are granted awards under the Company’s incentive plan only benefit from such awards when there is an increase in the stock price of the common stock, a measurement of long-term value of the Company.

      In 2002, executives received option grants in amounts commensurate with rank and responsibility. In determining the size of individual option grants for 2002, the Compensation Committee considered the responsibilities and title, as well as the total number of options awarded to all employees.

Chairman and CEO Compensation

Annual Compensation

      In determining the salary of Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, for 2002, the Committee considered his job duties, the pay practices of other companies and Mr. L. Dickey’s preference for equity-based compensation.

      Mr. L. Dickey’s target bonus for 2002 was based on the terms of his employment agreement and Company performance criteria set forth therein, which provided for the full bonus of $262,500 if the Company exceeded certain revenue and cash flow thresholds. Such thresholds were met and exceeded in 2002. In awarding Mr. L. Dickey’s bonus the Compensation Committee also considered overall improvements in the operations and financial position of the Company, as well as the significant strategic acquisitions and the successful financing transactions that the Company completed in 2002. The Compensation Committee reviewed his 2002 accomplishments and considered these factors in determining Mr. L. Dickey’s 2002 bonus. Finally, the Compensation Committee considered the deductibility of Mr. L. Dickey’s compensation under the tax laws.

Equity-Based Compensation

      The number of stock options granted to Mr. L. Dickey are established by the terms of his employment agreement. The value of the stock options granted to Mr. L. Dickey in 2002 will ultimately depend on the Company’s future success and whether that success is reflected in the value of the common stock over time.

Summary

      The Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of the Company and its stockholders. Compensation levels for the executives are intended to be linked to, and commensurate with, Company performance. The Compensation Committee assesses the compensation policy and programs, and believes they should be measured over a period of time sufficiently long enough to determine whether the Company’s strategic development and implementation are in line with, and responsive to, stockholder expectations.

The Compensation Committee
of the Board of Directors:

Eric P. Robison, Chairman
Holcombe T. Green, Jr.
Robert H. Sheridan, III

AUDIT COMMITTEE REPORT

      The Board adopted a written Audit Committee Charter on June 6, 2000. All members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

      The Audit Committee has reviewed and discussed with the Company’s management and with KPMG LLP, the Company’s independent auditors, the audited financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2002. The Audit Committee has also discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed pursuant to SAS No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees.

      The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of certain non-audit services to the Company by KPMG LLP is compatible with maintaining its independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

The Audit Committee of
the Board of Directors:

Robert H. Sheridan, III, Chairman
Ralph B. Everett
Eric P. Robison

MEMBERS OF THE BOARD OF DIRECTORS

Class I Directors Nominated for Election to Serve until the 2006 Annual Meeting

      Ralph B. Everett, age 51, has served as a director of the Company since July 1998. Mr. Everett has been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he heads the firm’s Federal Legislative Practice Group, since October 1989. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. Prior to 1989, he was Chief Counsel and Staff Director of the United States Senate Committee on Commerce, Science and Transportation. He is a director and a member of the Investment Committee of Shenandoah Life Insurance Company. He is also a member of the Board of Visitors of Duke University Law School. Mr. Everett’s term as a director expires in 2003.

      Holcombe T. Green, Jr., age 63, has served as a director of the Company since May 2001. Mr. Green has been Chairman and Chief Executive Officer of WestPoint Stevens, Inc. since October 1992. Mr. Green is also the founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships. He is the retired Chairman of HBO & Company, a supplier of hospital information systems. He is also a director of WestPoint Stevens, Inc. Mr. Green’s term as a director expires in 2003.

Class II Directors with a Term Expiring at the 2004 Annual Meeting

      Eric P. Robison, age 43, has served as a director of the Company since August 1999. Mr. Robison is the President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison worked for Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, as Vice President, Business Development, managing various projects and investigating investment opportunities. Prior to joining Vulcan, Mr. Robison was co-founder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. Mr. Robison has served in key marketing management positions with SGS, Inc., Ashton-Tate, Inc., and Denny’s Inc. He has also worked on the account staffs of several advertising agencies, including McCann Erickson, Doyle Dane Bernbach and Foote Cone and Belding. Mr. Robison currently serves as a Director of CNET Media Networks, Inc. Mr. Robison’s term as a director expires in 2004.

      Robert H. Sheridan, III, age 40, has served as a director of the Company since July 1998. Mr. Sheridan served as a member of the Investment Committee of Cumulus Media, LLC, our predecessor entity, from April 1997 until its dissolution in June 1998. Mr. Sheridan has served as a Senior Vice President and Managing Director of Banc of America Capital Investors, the principal investment group within Bank of America Corporation since January 1998, and is a Senior Vice President and Managing Director of BA Capital Company, L.P., or BA Capital, which was formerly known as NationsBanc Capital Corp. He was a Director of NationsBank Capital Investors, the predecessor of BACI, from January 1996 to January 1998. BA Capital is a principal stockholder of Cumulus, and is entitled to designate one member of our Board. Mr. Sheridan serves as BA Capital’s designee. Mr. Sheridan currently serves as a director of several privately held companies. Mr. Sheridan’s term as a director expires in 2004.

Class III Director with a Term Expiring at the 2005 Annual Meeting

      Lewis W. Dickey, Jr., age 41, has served as our Chairman, President and Chief Executive Officer since December 2000, and as a Director since March 1998. Mr. Dickey was a founder and an initial investor in Cumulus Media, LLC through his interest in CML Holdings LLC. Mr. Dickey served as Executive Vice Chairman and a Director of Cumulus Media, LLC, our predecessor entity, from its inception in April 1997 until its dissolution in June 1998. Mr. Dickey is the founder of Stratford Research, Inc., or Stratford, a strategy consulting and market research firm advising radio and television broadcasters, as well as other media related industries. Mr. Dickey served as Stratford’s President from September 1985 to March 1998, and currently owns 25% of the outstanding capital stock of Stratford. From January 1988 until March 1998, Mr. Dickey served as President and Chief Operating Officer of Midwestern Broadcasting Corporation, which operated two stations in Toledo, Ohio that were acquired by the Company in November 1997. Mr. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise-Building Radio Brands, published by the National Association of Broadcasters. Mr. Dickey is the brother of John W. Dickey, our Executive Vice President.

PERFORMANCE GRAPH

      The following graph compares the total stockholder return on the Company’s Class A Common Stock for the year ended December 31, 2002 with that of (a) the Standard & Poors 500 Stock Index (“S&P 500”); (b) the Nasdaq Stock Market Index (the “Nasdaq Composite”); and (c) an index comprised of radio broadcast and media companies. See note (1) below. The total return calculations set forth below assume $100 invested on July 1, 1998, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 2002. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

	7/1/1998	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

Cumulus	100.00%	110.87%	338.33%	24.17%	107.87%	98.87%
S&P 500	100.00%	107.02%	127.92%	114.95%	99.96%	76.60%
NASDAQ	100.00%	114.53%	212.56%	129.05%	101.88%	69.76%
Radio Index	100.00%	98.07%	169.86%	91.61%	97.79%	82.20%

(1)	Index comprised of radio broadcast, outdoor and other media companies with the following trading symbols: Clear Channel Communications corporation (CCU), Cox Radio Inc. (CXR), Emmis Broadcasting Corporation (EMMS), Entercom Communications Corp. (ETM), Radio One Inc. (ROIA) and Saga Communications Inc. (SGA).

SUBMISSION OF STOCKHOLDER PROPOSALS

      In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2004 Annual Meeting of Stockholders, it must be received by us not later than December 4, 2003, the date that is 120 days prior to the anniversary of the scheduled date this Proxy Statement is first being sent to stockholders, in order to be included in the Company’s proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. Proposals should be directed to Richard Denning, Corporate Secretary, at the Company’s principal executive offices, 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

      In addition, in accordance with the advance-notice provisions of the Company’s By-laws, for any proposal to be submitted by a stockholder for a vote at the 2004 Annual Meeting of Stockholders, whether or not submitted for inclusion in the Company’s proxy statement, advance notice of such proposal must be received by us not later than February 2, 2004, the date that is 90 days prior to the anniversary of this year’s Annual Meeting of Stockholders. The proxy to be solicited on behalf of the Board for the next Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal received after that date.

FORM OF PROXY CARD
CUMULUS MEDIA INC.

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on March 14, 2003, at the Annual Meeting of Stockholders of Cumulus Media Inc. to be held on May 2, 2003, and at any and all adjournments or postponements thereof. Management recommends a vote in favor of Proposal 1 and Proposal 2.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

(Continued and to be dated and signed on reverse side)

CUMULUS MEDIA INC. 2003 ANNUAL MEETING

1.    Proposal to re-elect Ralph B. Everett and Holcombe T. Green, Jr. as a Class I directors.

☐	FOR the nominees listed above.	☐	WITHHOLD AUTHORITY to vote for the nominees listed below:

2.	Proposal to ratify the Board’s appointment of KPMG LLP as independent auditors for 2003.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Dated: ________________________ , 2003
__________________________________________
Signature(s) in box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.